Exhibit 99.1

Cirrus Logic Appoints Industry Veteran Christine King to Board of Directors

AUSTIN, Texas--(BUSINESS WIRE)--October 17, 2013--Cirrus Logic, Inc. (Nasdaq: CRUS), a leader in high-precision analog and digital signal processing components, announced today that Christine King has been appointed to Cirrus Logic's Board of Directors.

From October 2008 until August 2012, Ms. King was a director, and president and chief executive officer of Standard Microsystems Corporation (“SMSC”), an analog and mixed-signal semiconductor provider for the consumer electronic, automotive and industrial markets. Prior to SMSC, Ms. King served as president and chief executive officer of AMI Semiconductor, Inc., and spent more than 23 years at IBM in various management roles, including her last assignment as vice president of Semiconductor Solutions. Ms. King currently serves as a director of QLogic Corporation and IDACORP, Inc., and its principal operating subsidiary Idaho Power Company. She previously served on the boards of AMI Semiconductor, Inc., ON Semiconductor Corporation, Analog Devices, Inc., and Atheros Communications.

“I'm very excited about the prospect of working with Christine,” said Jason Rhode, president and chief executive officer, Cirrus Logic. “Christine’s extensive experience in the high-tech and semiconductor industries will be a real asset for Cirrus Logic as we continue to pursue our strategic and financial goals.”

Cirrus Logic, Inc.

Cirrus Logic develops high-precision, analog and mixed-signal integrated circuits for a broad range of innovative customers. Building on its diverse analog and signal-processing patent portfolio, Cirrus Logic delivers highly optimized products for a variety of audio and energy-related applications. The company operates from headquarters in Austin, Texas, with offices in Phoenix, Ariz., Europe, Japan and Asia. More information about Cirrus Logic is available at www.cirrus.com.

Cirrus Logic and Cirrus are trademarks of Cirrus Logic, Inc.

CONTACT:
Cirrus Logic, Inc.
Bill Schnell, 512-851-4084
Public Relations
bill.schnell@cirrus.com
or
Strategic Communications, Inc.
Angie Hatfield, 425-941-2895
ahatfield@strategiccom.biz